UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2008

Berkshire Bancorp Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	01-13649 (Commission File Number)	94-2563513 (IRS Employer Identification No.)
160 Broadway, New York, New York 10038
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 791-5362

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 3.02. Unregistered Sales of Equity Securities.

On October 31, 2008, Berkshire Bancorp Inc. (the “Company”) sold an aggregate of 60,000 shares (the “Shares”) of its 8% Non-Cumulative Mandatorily Convertible Perpetual Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), at a purchase price of $1,000 per share. The sale was made pursuant to a Stock Purchase Agreement dated as of October 30, 2008 between the Company and the purchasers of the Series A Preferred Stock (the “Purchase Agreement”). The Series A Preferred Stock was sold to the Company’s Chairman and majority stockholder, and two non-affiliated investors for aggregate gross proceeds of $60,000,000 (the “Financing”). The Financing restored the “well capitalized” status, for regulatory purposes, of the Company’s wholly-owned subsidiary, The Berkshire Bank.

Pursuant to the Certificate of Designations for the Series A Preferred Stock (“Certificate of Designations”), each outstanding share of Series A Preferred Stock is mandatorily convertible on October 31, 2011 into 123.15 shares of the Company’s Common Stock, par value $.10 per share (the “Conversion Shares”), which number is subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations, distributions of cash, debt or assets, self tender offers or exchange offers and other similar transactions that occur after issuance. However, the Company may not issue shares of Common Stock pursuant to the conversion equal to or exceeding more than 19.99% of the outstanding shares of the Common Stock or exceeding the currently authorized but unissued and unreserved shares of Common Stock, without stockholder approval, which is being obtained. In addition, the Company may not issue shares of Common Stock pursuant to conversion, to the extent a holder of Series A Preferred Stock would own more than 9.99% of the outstanding shares of Common Stock after giving effect to such conversion, which provision may be waived by the holder.

The Series A Preferred Stock will bear non-cumulative dividends at the rate of 8% of the liquidation preference per share per annum, payable quarterly commencing on December 31, 2008 and continuing until the Series A Preferred Stock is either redeemed or converted. Pursuant to the Certificate of Designations, the ability of the Company to declare or pay dividends or distributions on, or repurchase, redeem, or otherwise acquire for consideration, shares of its Junior Stock and Parity Stock (as such terms are defined in the Certificate of Designations) will be subject to restrictions in the event that the Company fails to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) of its Series A Preferred Stock.

The Company may redeem the Series A Preferred Stock in whole or in part at any time on or after April 30, 2009 and prior to the close of business on November 1, 2010. Such redemption is subject to any necessary prior approval of the Federal Reserve Board. The redemption price is $1,100 per share of Series A Preferred Stock, plus all accrued and unpaid dividends through the redemption date.

In connection with the Financing, the Company agreed to file a registration statement with the SEC covering the resale of the Conversion Shares and shares of Common Stock otherwise issuable under the Certificate of Designations. The description of the Certificate of Designations and the Series A Preferred Stock set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designations, which is filed as an exhibit to this Report.

The shares of Series A Preferred Stock were issued in the Financing without registration under the Securities Act of 1933, as amended (the “Act”) in reliance upon the exemptions from registration provided under Section 4(2) of the Act and Regulation D promulgated under the Act (“Reg D”). Each of the investors represented in the Purchase Agreement, among other things, that the investor was acquiring the Series A Preferred Stock for investment for his or its account and that the investor was an “accredited investor” within the meaning of Reg D.

ITEM 3.03 Material Modification to Rights of Security Holders.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” and “Item 3.02. Unregistered Sales of Equity Securities” is incorporated by reference into this Item 3.03.

ITEM 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 30, 2008, the Company filed the Certificate of Designations with the Secretary of State of the State of Delaware designating 60,000 shares of Series A Preferred Stock.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.   Description

3.1	Certificate of Designations of the Series A Preferred Stock of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERKSHIRE BANCORP INC.

By:	/s/ Steven Rosenberg
Steven Rosenberg
President

Dated: November 5, 2008